Exhibit 10.6

TAX MATTERS AGREEMENT

by and between

LIONS GATE ENTERTAINMENT CORP.

and

SEAC II CORP.

Dated as of [•], 2024

- i -

- ii -

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of [•], 2024, by and between Lions Gate Entertainment Corp., a corporation organized under the laws of the Province of British Columbia, Canada (“LG Parent”), and SEAC II Corp., a corporation organized under the laws of the Province of British Columbia, Canada (“Pubco” and, collectively with LG Parent, the “Companies,” and each, a “Company”).

RECITALS

WHEREAS, LG Parent, LG Sirius Holdings ULC, a British Columbia unlimited liability company (“HoldCo”), LG Orion Holdings ULC, a British Columbia unlimited liability company (“StudioCo”), Screaming Eagle Acquisition Corp., a Cayman Islands exempted company (“SEAC”), and certain Subsidiaries of SEAC have entered into a Business Combination Agreement, dated as of December 22, 2023 (the “BCA”), pursuant to which, among other things, StudioCo will amalgamate with a successor of SEAC to form Pubco (collectively with the other transactions contemplated by the BCA, the “Business Combination”);

WHEREAS, in connection with the Business Combination, LG Parent, HoldCo and StudioCo have entered into a Separation Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which LG Parent will (i) transfer the StudioCo Assets to StudioCo and its applicable Subsidiaries, and StudioCo and its applicable Subsidiaries will assume the StudioCo Liabilities, in each case, as more fully described in the Separation Agreement and the Ancillary Agreements and (ii) transfer the StudioCo Equity Interests (as defined in the Separation Agreement) to HoldCo (such transactions collectively, the “Separation”); and

WHEREAS, as of the date hereof, Lions Gate Entertainment Inc., a Delaware corporation, (“LGEI”) is the common parent of an affiliated group (as defined in Section 1504 of the Code) of corporations, including Lions Gate Capital Holdings 1, Inc. (“LGCH 1”), which has elected to file consolidated Tax Returns for Federal Income Tax purposes;

WHEREAS, as a result of the Separation, LGCH 1 and its Subsidiaries will cease to be members of the affiliated group of which LGEI is the common parent; and

WHEREAS, the Companies desire to provide for and agree upon the allocation among them of liabilities for Taxes arising prior to and subsequent to the Separation and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:

Article 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Accounting Cutoff Date” means any date as of the end of which there is a closing of the financial accounting records for such entity.

“Action” has the meaning set forth in the Separation Agreement.

“Actually Realized” or “Actually Realizes” means actually incurred or realized (or actually incurs or realizes), and for purposes of determining the timing of the incurrence of any Tax liability or the realization of a Refund or other Tax Benefit (or any related Tax cost or benefit), whether by receipt or as a credit or other offset to Taxes payable, by a Person in respect of any payment, transaction, occurrence or event, such Tax liability, Refund or other Tax Benefit (or any related Tax cost or benefit) shall be Actually Realized at the time at which the amount of Taxes paid (or Refund or other Tax Benefit realized) by such Person is increased above (or reduced below) the amount of Taxes that such Person would have been required to pay (or Refund or other Tax Benefit that such Person would have realized) but for such payment, transaction, occurrence or event.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, Refund or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset and (c) any claim for Refund or credit of Taxes previously paid.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement.

“BCA” has the meaning set forth in the recitals.

“Business Combination” has the meaning set forth in the recitals.

“Business Day” has the meaning set forth in the Separation Agreement.

“Carryback” means the carryback permitted under the Code or other applicable Tax Law of any net operating loss, net capital loss, excess tax credit or other similar Tax Asset of any member of the StudioCo Group or the Parent Group from a Post-Separation Period to a Pre-Separation Period during which such member of such Group was included in a Joint Return filed for such Pre-Separation Period.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” and “Companies” have the meaning set forth in the preamble.

“Compensatory Equity Interests” has the meaning set forth in Section 6.02(a).

“Dispute” has the meaning set forth in Article 12.

“Effective Date” has the meaning set forth in the Separation Agreement.

“Effective Time” has the meaning set forth in the Separation Agreement.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code (and, for the avoidance of doubt and without duplication, any interest, penalties, additions to Tax or additional amounts in respect of the foregoing).

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, by (a) IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable; (c) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local or non-U.S. taxing jurisdiction; (d) any allowance of a Refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (e) any other final disposition of such liability, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Companies.

“Former Parent Employees” has the meaning set forth in the Separation Agreement.

“Former StudioCo Employees” has the meaning set forth in the Separation Agreement.

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Group” means the Parent Group or the StudioCo Group, as the context requires.

“HoldCo” has the meaning set forth in the recitals.

“Indemnitee” has the meaning set forth in Section 5.02(a).

“Indemnitor” has the meaning set forth in Section 5.02(a).

“Intended Tax Treatment” has the meaning set forth in the BCA.

“IRS” means the United States Internal Revenue Service.

“Joint Return” means any Tax Return of a member of the Parent Group or the StudioCo Group that is not a Separate Return.

“Law” has the meaning set forth in the Separation Agreement.

“LGCH 1” has the meaning set forth in the preamble.

“LGEI” has the meaning set forth in the preamble.

“LG Parent” has the meaning set forth in the preamble.

“LG Parent Affiliated Group” means the affiliated group (as defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which LGCH 1 is the common parent.

“LG Parent Business Tax” means any and all Taxes attributable to the operations and assets of the Starz Business, as determined by Pubco in its good-faith discretion.

“LG Parent Carryback” means the carryback permitted under the Code or other applicable Tax Law of any net operating loss, net capital loss, excess tax credit or other similar Tax Asset of any member of the Parent Group from a Post-Separation Period to a Pre-Separation Period during which such member of the Parent Group was included in a Joint Return filed for such Pre-Separation Period.

“LG Parent Comp Deduction” means any deduction which any member of the Parent Group is entitled to claim pursuant to Section 6.02(a).

“LG Parent Federal Consolidated Income Tax Return” means any Tax Return of the LG Parent Affiliated Group with respect to Federal Income Taxes.

“LG Parent Return” has the meaning set forth in Section 4.01.

“LG Parent Separate Return” means any Separate Return of LG Parent or any member of the Parent Group.

“LG Parent Single Business Tax Return” means any Tax Return (including any affiliated, consolidated, combined or unitary Tax Return) that includes assets or activities relating only to the Starz Business.

“LG Parent Specified Taxes” means (i) any Taxes relating to any Pre-Separation Period arising with respect to the businesses, operations, assets and activities of the non-U.S. Starz Business while conducted by any member of the Studio Group (or any Subsidiary of a member of the Studio Group at such time), including the transfer or assignment of such businesses, operations, assets and activities from any member of the Studio Group to any member of the Parent Group and (ii) any Taxes relating to any Pre-Separation Period arising with respect to the businesses, operations, assets and activities of the Starz Business or equity investments made by the Starz Business while conducted by any member of the Parent Group (or any Subsidiary of a member of the Parent Group at such time) to the extent such businesses, operations, assets and activities or investments (or the entities conducting them) have been sold, transferred or distributed by the Parent Group to the Studio Group in any Pre-Separation Period, including any transactions undertaken to effectuate the sale, transfer or distribution of such businesses, operations, assets and activities (or the entities conducting them) or investments to the Studio Group, along with any other related transactions in connection therewith.

“LG Parent Tax Asset” means any Tax Asset attributable to or arising with respect to or as a result of any asset or activity of the Starz Business, determined by Pubco in its good-faith discretion on a pro forma basis without taking into account any Tax Items attributable to the Studio Business.

“Loss” has the meaning set forth in Section 6.01(b).

“Mixed Business Tax Return” means any Tax Return (including any affiliated, consolidated, combined or unitary Tax Return) that relates to at least one asset or activity that is part of the Starz Business, on the one hand, and at least one asset or activity that is part of the Studio Business, on the other hand.

“Non-Preparer” means the Company that is not the Preparer.

“Non-U.S. Income Tax” means any Tax imposed by any non-U.S. country or any possession of the United States, or by any political subdivision of any non-U.S. country or possession of the United States, which is an income tax as defined in Treasury Regulations Section 1.901-2 (and, for the avoidance of doubt and without duplication, any interest, penalties, additions to Tax or additional amounts in respect of the foregoing).

“Parent Employees” has the meaning set forth in the Separation Agreement.

“Parent Group” has the meaning set forth in the Separation Agreement.

“Past Practices” has the meaning set forth in Section 4.03(a).

“Person” has the meaning set forth in the Separation Agreement.

“Post-Separation Period” means any Tax Period beginning after the Effective Date and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Effective Date.

“Preparer” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Pre-Separation Period” means any Tax Period ending on or before the Effective Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Effective Date.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the U.S. Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by LG Parent and Pubco cooperating together in good faith) or any similar release by the U.S. Federal Reserve Board (as determined by LG Parent and Pubco cooperating together in good faith).

“Privilege” means any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work-product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Pubco” has the meaning set forth in the preamble.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to or against other Taxes payable), including any interest paid by a Tax Authority on or with respect to such refund (or credit or overpayment).

“Retention Date” has the meaning set forth in Section 8.01.

“SEAC” has the meaning set forth in the recitals.

“Separate Return” means (a) in the case of any Tax Return of any member of the StudioCo Group (including any affiliated, consolidated, combined, unitary or other similar Tax Return), any such Tax Return that does not include any member of the Parent Group, and (b) in the case of any Tax Return of any member of the Parent Group (including any affiliated, consolidated, combined, unitary or other similar Tax Return), any such Tax Return that does not include any member of the StudioCo Group.

“Separation” has the meaning set forth in the recitals.

“Separation Agreement” has the meaning set forth in the recitals.

“Separation Transactions” means the Separation and other transactions contemplated by the Separation Agreement and the Ancillary Agreements.

“Starz Business” has the meaning set forth in the Separation Agreement.

“State Income Tax” means any Tax imposed by any state of the United States (or by any political subdivision of any such state) or the District of Columbia, or any city or municipality located therein, which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income (and, for the avoidance of doubt and without duplication, any interest, penalties, additions to Tax or additional amounts in respect of the foregoing).

“StudioCo” has the meaning set forth in the recitals.

“StudioCo Assets” has the meaning set forth in the Separation Agreement.

“StudioCo Employees” has the meaning set forth in the Separation Agreement.

“StudioCo Group” has the meaning set forth in the Separation Agreement.

“StudioCo Liabilities” has the meaning set forth in the Separation Agreement.

“Studio Affiliated Group” means the affiliated group (as defined in Section 1504 of the Code and the regulations thereunder) of which LGEI is the common parent.

“Studio Business,” with respect to any Pre-Separation Period, has the meaning set forth in the Separation Agreement, and, with respect to any Post-Separation Period, means the businesses, operations, assets and activities conducted or owned by the StudioCo Group or any member thereof.

“Studio Business Tax” means any and all Taxes attributable to the operations and assets of the Studio Business, as determined by Pubco in its good-faith discretion.

“Studio Comp Deduction” means any deduction which any member of the StudioCo Group is entitled to claim pursuant to Section 6.02(a).

“Studio Federal Consolidated Income Tax Return” means any Tax Return of the Studio Affiliated Group with respect to Federal Income Taxes.

“Studio Return” has the meaning set forth in Section 4.02.

“Studio Separate Return” means any Separate Return of Pubco or any member of the StudioCo Group.

“Studio Single Business Tax Return” means any Tax Return (including any affiliated, consolidated, combined or unitary Tax Return) that includes assets or activities relating only to the Studio Business.

“Studio Specified Taxes” means any non-U.S. Taxes (other than any Taxes that are LG Parent Specified Taxes) attributable to any Pre-Separation Period transactions undertaken by any member of the Parent Group (or any predecessor thereof) or the Studio Group (or any predecessor thereof) outside of the ordinary course of the Starz Business operations, as determined by Pubco in its good-faith discretion (for the avoidance of doubt, including any non-U.S. Taxes attributable to any agreement, instrument or other transaction entered into to facilitate the original acquisition of the entities conducting the Starz Business by LG Parent (or any of its Subsidiaries)).

“Studio Tax Asset” means any Tax Asset attributable to or arising with respect to or as a result of any asset or activity of the Studio Business, determined by Pubco in its good-faith discretion on a pro forma basis without taking into account any Tax Items attributable to the Starz Business.

“Straddle Period” means any Tax Period that begins on or before and ends after the Effective Date.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value-added, goods and services, business license fee, net wealth, alternative minimum, estimated or other tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Governmental Authority, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Tax Asset” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or other authority responsible for the administration, determination, assessment, imposition and/or collection of such Tax or the enforcement of any Law in relation to such Tax.

“Tax Benefit” means any Refund, credit or other reduction in Taxes paid or payable. For purposes of this Agreement, the amount of any Tax Benefit Actually Realized by a Person as a result of any Tax Item shall be determined on a “with and without basis.”

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding by any Governmental Authority with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for Refund).

“Tax Item” means any item of income, gain, loss, deduction, credit or any other item that could increase or decrease the amount of Taxes paid or payable.

“Tax Law” means the Law of any Governmental Authority relating to any Tax.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return workpapers, documentation (legal, accounting, financial, etc.) relating to any Tax Contests or Refunds or supporting any material Tax Items and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due, any claim for Refund, any information return with respect to Taxes or any other similar report, statement, declaration or document filed or required to be filed under the Code or other Tax Law, including any attachments, exhibits, schedules or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Technical Tax Dispute” means any Dispute that relates to a technical Tax issue (i.e., an issue regarding the interpretation and/or application of applicable Tax Law).

“Third-Party Claim” has the meaning set forth in the Separation Agreement.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect (or upon which taxpayers may rely) for the relevant Tax Period.

Article 2. Allocation of Tax Liabilities.

Section 2.01 General Rules.

(a) LG Parent Liability. Except as otherwise provided in Section 2.02, LG Parent shall be liable for, and shall indemnify and hold harmless Pubco and the StudioCo Group from and against, any and all liabilities for LG Parent Business Taxes.

(b) Pubco Liability. Except as otherwise provided in Section 2.02, Pubco shall be liable for, and shall indemnify and hold harmless the Parent Group from and against, any and all liabilities for Studio Business Taxes.

(c) Costs and Expenses. The amounts for which LG Parent or Pubco, as applicable, is liable pursuant to Sections 2.01(a) and (b), respectively, or for which either Company is liable pursuant to Section 2.02, shall include all reasonable accounting, legal and other professional fees and court costs incurred that are attributable to the relevant Taxes.

(d) Calculation of Taxes. For purposes of this Article 2, any reference to Taxes shall include, unless specifically excluded, (i) a reduction in Refund and (ii) any increase in such Tax as a result of a Final Determination.

(e) Employment Taxes. Notwithstanding anything contained in this Article 2 to the contrary, this Agreement shall not apply with respect to any liability or responsibility for Taxes allocated pursuant to the Separation Agreement or any other Ancillary Agreement.

Section 2.02 Certain Transaction and Other Taxes.

(a) Pubco Liability. Pubco shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any and all liabilities for:

(i) any stamp, sales and use, gross receipts or other transfer Tax imposed by any Tax Authority on any member of the StudioCo Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Separation Transactions;

(ii) any value-added or goods and services Tax imposed by any Tax Authority on any transfer occurring pursuant to the Separation Transactions to the extent that any member of the StudioCo Group is the transferee with respect to the relevant transfer;

(iii) any Tax resulting from a breach by Pubco of any representation or covenant made by Pubco (or any other member of the StudioCo Group) in the Separation Agreement, this Agreement or any other Ancillary Agreement; and

(iv) any Studio Specified Taxes.

(b) LG Parent Liability. LG Parent shall be liable for, and shall indemnify and hold harmless the StudioCo Group from and against any and all liabilities for:

(i) any stamp, sales and use, gross receipts or other transfer Tax imposed by any Tax Authority on any member of the Parent Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Separation Transactions;

(ii) any value-added or goods and services Tax imposed by any Tax Authority on any transfer occurring pursuant to the Separation Transactions to the extent that any member of the Parent Group is the transferee with respect to the relevant transfer;

(iii) any Tax resulting from a breach by LG Parent of any representation or covenant made by LG Parent (or any other member of the Parent Group) in the Separation Agreement, this Agreement or any other Ancillary Agreement; and

(iv) any LG Parent Specified Taxes.

Article 3. Proration of Taxes for Straddle Periods

Section 3.01 General Method of Proration. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Separation Periods and Post-Separation Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) and any other applicable Tax Law as reasonably interpreted and applied by Pubco in its good-faith discretion. LGEI may determine in its sole discretion whether to make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2)(ii) with respect to the Studio Affiliated Group. LG Parent shall, and shall cause each member of the Parent Group to, take all actions necessary to give effect to such election. If the Effective Date is not an Accounting Cutoff Date, the provisions of Treasury Regulations Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Effective Date.

Section 3.02 Transactions Treated as Extraordinary Items. In determining the apportionment of Tax Items between Pre-Separation Periods and Post-Separation Periods, any Tax Items relating to the Separation Transactions shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Effective Date) be allocated to Pre-Separation Periods, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Effective Date) be allocated to Pre-Separation Periods.

Article 4. Preparation and Filing of Tax Returns.

Section 4.01 LG Parent Returns. LG Parent shall prepare and timely file, or cause to be prepared and timely filed, (in each case, taking into account applicable extensions) any and all LG Parent Separate Returns and other Tax Returns required to be filed by or with respect to a member of the Parent Group other than a Studio Return (each, a “LG Parent Return”). LG Parent shall pay or cause to be paid all Taxes shown to be due on any such LG Parent Return to the relevant Tax Authority, and Pubco shall make any payments to LG Parent required pursuant to Section 5.02 in respect of any such LG Parent Return.

Section 4.02 Pubco Returns. Pubco shall prepare and timely file, or cause to be prepared and timely filed, (in each case, taking into account applicable extensions) any and all (a) Studio Federal Consolidated Income Tax Returns, (b) other Joint Returns and (c) Studio Separate Returns (each, a “Studio Return”). Pubco shall pay or cause to be paid all Taxes shown to be due on any such Studio Return to the relevant Tax Authority, and LG Parent shall make any payments to Pubco required pursuant to Section 5.02 in respect of any such Studio Return.

Section 4.03 Tax Accounting Practices.

(a) General Rule. Except as otherwise provided in Section 4.03(b), with respect to any (x) Tax Return for any Pre-Separation Period, (y) any other Tax Return that is a Studio Return to the extent that Tax Items reported on such Tax Return could reasonably be expected to affect Tax Items reported on any LG Parent Return, Mixed Business Tax Return or LG Parent Single Business Tax Return or (z) any other Tax Return that is a LG Parent Return to the extent that Tax Items reported on such Tax Return could reasonably be expected to affect Tax Items reported on any Studio Return, Mixed Business Tax Return or Studio Single Business Tax Return, (i) such Tax Return shall be prepared in accordance with past accounting methods or conventions (“Past Practices”) used with respect to the Tax Returns in question except as otherwise required by a subsequent change in Law, and to the extent that there is no Past Practice with respect to any such Tax Item or in the event of a subsequent change in Law, in accordance with reasonable Tax accounting practices selected by the Preparer and reasonably acceptable to the Non-Preparer, and (ii) notwithstanding anything to the contrary in clause (i), Pubco and LG Parent shall not, and shall not permit or cause any member of their respective Groups to, take any position with respect to any Tax Item on any such Tax Return, or otherwise treat a Tax Item, in a manner that is inconsistent with the manner in which such Tax Item (or related Tax Items) is (or are) reported on an LG Parent Return or a Studio Return, respectively, unless, in each case, there is no reasonable basis for such reporting.

(b) Reporting of Transactions. Except to the extent otherwise required by a change in applicable Tax Law or as a result of a Final Determination (for purpose of clause (x), without regard to clause (d) or (e) of such defined term), neither LG Parent nor Pubco shall, and neither shall permit or cause any member of its respective Group to, take any position that is inconsistent with (x) the Intended Tax Treatment or (y) to the extent not included in the Intended Tax Treatment, the Tax treatment of the Separation Transactions as determined by Pubco in its good-faith discretion.

Section 4.04 Consolidated or Combined Tax Returns. Except as otherwise required by Section 4.03(b), Pubco shall determine in its good-faith discretion whether to file a Tax Return for any Tax Period as a Joint Return and the entities to be included in any such Joint Return, and Pubco shall (and shall be entitled to), in its good-faith discretion, make or revoke any Tax elections, adopt or change any Tax accounting methods and determine any other position taken on or in respect of any Joint Return, provided that, if any Joint Return described in this sentence is not a Tax Return described in Section 4.05(a), no later than thirty (30) days prior to the due date for filing such Joint Return (taking into account applicable extensions), Pubco shall deliver to LG Parent for its review and comment a copy of such Tax Return (or relevant portions thereof) and shall consider in good faith any reasonable comments provided by LG Parent within fifteen (15) days of receiving such Tax Return (or portion thereof). LG Parent shall elect to join (and take any other action necessary to give effect to such election), and shall cause its respective Affiliates to elect to join (and take any other action necessary to give effect to such election), in filing any Joint Returns that Pubco determines are required to be filed or that Pubco chooses to file.

Section 4.05 Preparation and Review of Tax Returns.

(a) General. In the case of any Tax Return (i) which relates to Taxes for which the Non-Preparer (or any of its Affiliates) is or would reasonably be expected to be liable, (ii) with respect to which the Non-Preparer (or any of its Affiliates) is or would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return or (iii) which relates to Taxes for which the Non-Preparer would reasonably be expected to have a claim for Refunds or other Tax Benefits under this Agreement, the Preparer shall deliver to the Non-Preparer for its review and comment a copy of such Tax Return (or relevant portions thereof), workpapers and other supporting documents available for review forty-five (45) Business Days prior to the due date for filing of such Tax Return (taking into account applicable extensions) or, if later, as soon as reasonably practicable, accompanied, if applicable, by a calculation of the amount of any Taxes with respect to such Tax Return for which the Non-Preparer is liable under the provisions of Article 2 and describing in reasonable detail the particulars relating thereto. If for any reason the Non-Preparer does not agree with the preparation of such Tax Return (or portion thereof) or with such accompanying calculation, the Non-Preparer shall notify the Preparer of such disagreement within fifteen (15) Business Days of receiving such Tax Return (or portion thereof) and such calculation. The Companies shall attempt in good faith to resolve any such disagreement as promptly as practicable and prior to the due date for filing such Tax Return (taking into account applicable extensions). If the Preparer and Non-Preparer are unable to resolve any such disagreement prior to the due date for filing such Tax Return (taking into account applicable extensions), the Preparer shall file such Tax Return as originally prepared (but reflecting any items on which the Preparer and the Non-Preparer have agreed), and any disagreement shall be resolved in accordance with the dispute resolution provisions of Article 12. Without limiting the foregoing provisions of this Section 4.05(a) or of Article 7, if requested, the Preparer shall reasonably promptly make any Tax Return (or the relevant portions thereof) and related workpapers and other supporting documents available for review by the Non-Preparer to the extent that such review is reasonably necessary for the Non-Preparer to confirm compliance with the terms of this Agreement.

(b) Execution of Tax Returns Prepared by Other Company. In the case of any Tax Return required by Law to be signed by the Non-Preparer (or any of its Affiliates) (or by any of their respective authorized representatives), the Non-Preparer (or such Affiliate or authorized representative) shall not be required to sign such Tax Return under this Agreement unless, upon the reasonable written request of the Non-Preparer to the Preparer with respect to one or more material items reported on such Tax Return, there is, in the opinion of a tax counsel or accountant of recognized national standing in the applicable jurisdiction(s) relating to each such item, at least a greater than 50% likelihood of prevailing on the merits for the Tax treatment of each such material item. For the avoidance of doubt, the Companies shall resolve any dispute with respect to the likelihood of any tax treatment prevailing on the merits pursuant to the procedures set forth in Article 12.

Section 4.06 Adjustment Requests and Studio Carrybacks. Unless LG Parent or Pubco, as applicable, otherwise consents in writing, Pubco and LG Parent shall (and each shall cause each member of its respective Group to) (i) not file any Adjustment Request with respect to any Joint Return (or any other Tax Return reflecting or affecting Taxes for which the other Company is responsible under Article 2) (other than any Adjustment Request claiming a Refund as a result of an overpayment of estimated Taxes on Tax Returns filed in the ordinary course of business), (ii) make any available election to relinquish, waive or otherwise forgo any Carryback arising in a Post-Separation Period to any Joint Return, and (iii) not make any affirmative election to claim any such Carryback; provided, however, that any such Adjustment Request shall be made with respect to any Carryback upon the reasonable request of a Company if such Carryback is necessary to prevent the loss of the Tax Benefit of such Carryback and the use of such Carryback will cause no Tax detriment to the other Company or any of its Affiliates. Any Adjustment Request to which a Company consents pursuant to this Section 4.06 shall be prepared and filed by the Preparer for the Tax Return to be adjusted.

Section 4.07 Apportionment of Earnings and Profits and Tax Assets.

(a) For purposes of preparing and filing any LG Parent Federal Consolidated Income Tax Return or any Studio Federal Consolidated Income Tax Return, if the Studio Affiliated Group has a Tax Asset, the portion, if any, of such Tax Asset apportioned to LG Parent or the members of the Parent Group and treated as a carryover to the first Post-Separation Period of Pubco (or such member) shall be determined by Pubco in accordance with Treasury Regulations Sections 1.1502-21, 1.1502-22 and 1.1502-79 (and, if applicable, 1.1502-21A and 1.1502-79A).

(b) No Tax Asset with respect to consolidated Federal Income Tax of the Studio Affiliated Group, other than those described in Section 4.07(a), and no Tax Asset with respect to affiliated, consolidated, combined, unitary or similar State Income Tax or Non-U.S. Income Tax, in each case, arising in respect of a Joint Return shall be apportioned to LG Parent or any member of the Parent Group, except as Pubco (or such member of the StudioCo Group as Pubco shall designate) determines is otherwise required under applicable Tax Law.

(c) Pubco (or its designee) shall determine the portion, if any, of any Tax Asset which must (absent a Final Determination to the contrary) be apportioned to LG Parent or any member of the Parent Group in accordance with this Section 4.07 and applicable Tax Law and the amount of tax basis and earnings and profits to be apportioned to LG Parent or any member of the Parent Group in accordance with this Section 4.07 and applicable Tax Law, and shall provide written notice of the calculation thereof to LG Parent as soon as reasonably practicable after Pubco or its designee prepares such calculation. For the avoidance of doubt, Pubco shall not be liable to LG Parent or any member of the Parent Group for any failure of any determination under this Section 4.07 to be accurate or sustained under applicable Tax Law, including as the result of any Final Determination.

(d) The written notice delivered by Pubco pursuant to Section 4.07(c) shall be binding on LG Parent and each member of the Parent Group and shall not be subject to dispute resolution; provided that Pubco shall consider in good faith any reasonable comments LG Parent may timely provide with respect to such written notice. Except to the extent otherwise required by a change in applicable Tax Law or pursuant to a Final Determination, LG Parent shall not take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in such written notice.

(e) Notwithstanding any of the above, the foregoing provisions of this Section 4.07 shall not be construed as obligating Pubco to undertake any determination described therein. In the event that LG Parent requests that Pubco undertake any such determination and Pubco determines not to undertake such determination and so advises LG Parent, LG Parent shall be permitted to undertake such determination at its own cost and expense and shall notify Pubco of its determination (which determination shall not be binding on Pubco).

Article 5. Tax Payments.

Section 5.01 Payment of Taxes. The Preparer shall pay or cause to be paid any Tax required to be paid (including as a result of any adjustment pursuant to a Final Determination) to the applicable Tax Authority with respect to any Tax Return required to be prepared by the Preparer on or before the relevant date such Tax is required to be paid. In the case of any payment of Taxes for which the Non-Preparer is responsible under Article 2, the Preparer shall provide proof of payment reasonably satisfactory to the Non-Preparer.

Section 5.02 Indemnification Payments.

(a) Except as otherwise provided in this Agreement, any payment of any liability hereunder shall be made to the Company (or another Person as provided in Section 5.02(b)) entitled to such payment (such Company or other Person in its capacity as an indemnitee, an “Indemnitee”) within twenty (20) Business Days of delivery by the Indemnitee to the other Company (or another Person as provided in Section 5.02(b)) (such Company or other Person in its capacity as an indemnitor, an “Indemnitor”) of a written notice and demand for payment of such amount, accompanied by a statement detailing the liability paid and the calculation of the amount payable by the Indemnitor and describing in reasonable detail the particulars relating thereto, provided that, in the case of any indemnification payment in respect of any Tax to be paid to a Tax Authority, no such payment shall be required to be made any earlier than five (5) Business Days prior to the date the relevant Tax is required to be paid to the applicable Tax Authority.

(b) All indemnification payments under this Agreement shall be made by LG Parent directly to Pubco and vice versa; provided, however, that, if the Companies mutually agree with respect to any such indemnification payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any member of the StudioCo Group, on the other hand, and vice versa.

Article 6. Tax Benefits.

Section 6.01 Tax Benefits.

(a) Except as otherwise provided herein, (i) LG Parent shall be entitled to any Refund of any Taxes for which LG Parent is liable hereunder and (ii) Pubco shall be entitled to any Refund of any Taxes for which Pubco is liable hereunder (other than any Refund to which LG Parent is entitled pursuant to clause (i) above). The Company receiving a Refund to which another Company is entitled hereunder, in whole or in part, shall pay over the amount of such Refund (or portion thereof), and any interest on such amount received from the applicable Tax Authority, but net of any reasonable costs and expenses (including any Taxes and reasonable professional fees) incurred by the Company (or a member of its Group) receiving such Refund in connection with obtaining or securing such Refund, to such other Company within thirty (30) Business Days after the receipt of such Refund or application of such Refund against Taxes otherwise payable. To the extent that any Refund (or portion thereof) in respect of which any amounts were paid over pursuant to the immediately preceding sentence is subsequently disallowed by the applicable Tax Authority, the Company that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Company.

(b) If (i) a member of the StudioCo Group Actually Realizes any Tax Benefit (A) as a result of the utilization of any LG Parent Tax Asset or (B) as a result of any liability, obligation, loss or payment (each, a “Loss”) for which a member of the Parent Group is required to indemnify any member of the StudioCo Group pursuant to the Separation Agreement, this Agreement or any other Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under the Separation Agreement, this Agreement or any other Ancillary Agreement) or (ii) a member of the Parent Group Actually Realizes any Tax Benefit (A) as a result of the utilization of any Studio Tax Asset or (B) as a result of any Loss for which a member of the StudioCo Group is required to indemnify any member of the Parent Group pursuant to the Separation Agreement, this Agreement or any other Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under the Separation Agreement, this Agreement or any other Ancillary Agreement), Pubco or LG Parent, as the case may be, shall make a payment to the other Company in an amount equal to the amount of such Actually Realized Tax Benefit in cash within thirty (30) Business Days of such Tax Benefit being Actually Realized; provided that no Company (or any Affiliates of any Company) shall be obligated to make a payment otherwise required pursuant to this Section 6.01(b) to the extent making such payment would place such Company (or any of its Affiliates) in a less favorable net after-Tax position than such Company (or such Affiliate) would have been in if the relevant Tax Benefit had not been Actually Realized. To the extent that any Tax Benefit (or portion thereof) in respect of which any amounts were paid over pursuant to the foregoing provisions of this Section 6.01(b) is subsequently disallowed by the applicable Tax Authority, the Company that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Company.

(c) No later than twenty (20) Business Days after a Tax Benefit described in Section 6.01(b) is Actually Realized by a member of the Parent Group or a member of the

StudioCo Group, LG Parent (if a member of the Parent Group Actually Realizes such Tax Benefit) or Pubco (if a member of the StudioCo Group Actually Realizes such Tax Benefit), as the case may be, shall provide the other Company with a written statement detailing the amount payable to the other Company pursuant to Section 6.01(b) and describing in reasonable detail the particulars relating thereto. In the event that LG Parent or Pubco, as the case may be, disagrees with any such calculation described in this Section 6.01(c), LG Parent or Pubco shall so notify the other Company in writing within fifteen (15) Business Days of receiving such written calculation. LG Parent and Pubco shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Article 6 shall be determined in accordance with the dispute-resolution provisions of Article 12 as promptly as practicable.

(d) LG Parent shall be entitled to any Refund Actually Realized by a member of the StudioCo Group that is attributable to, and would not have arisen but for, an LG Parent Carryback that is required under applicable Tax Law and is not effected in violation of Section 4.06; provided, however, that LG Parent shall indemnify and hold the members of the StudioCo Group harmless from and against any and all collateral Tax consequences resulting from, attributable to or caused by any such LG Parent Carryback, including (but not limited to) the loss or postponement of any benefit from the use of any Studio Tax Asset if (x) such Studio Tax Asset expires unutilized, but would have been utilized but for such LG Parent Carryback, or (y) the use of such Studio Tax Asset is postponed to a later taxable period than the taxable period in which such Studio Tax Asset would have been utilized but for such LG Parent Carryback. Any such payment of such Refund made by any member of the StudioCo Group to LG Parent pursuant to this Section 6.01(d) shall be recalculated as appropriate in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a Tax Asset of the StudioCo Group to a Tax Period in respect of which such Refund is received) that would affect the amount to which LG Parent is entitled, and an appropriate adjusting payment shall be made by LG Parent to the StudioCo Group such that the aggregate amount paid pursuant to this Section 6.01(d) equals such recalculated amount.

(e) Any determinations with respect to any Refund or other Tax Benefit to which a Group may be entitled pursuant to any of the foregoing provisions of this Section 6.01 shall be made without duplication of any Refund, Tax Benefit or Tax Item to the extent already taken into account (i) in determining any entitlement of such Group to any amounts pursuant to any other provision of this Section 6.01 or this Agreement or (ii) to reduce any liability for Taxes of such Group under Article 2.

(f) For purposes of this Agreement, the amount of any Refund required to be paid to another Company shall be reduced by the net amount of any Taxes imposed on, related to or attributable to the receipt or accrual of such Refund.

Section 6.02 LG Parent and Studio Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.

(a) Allocation of Deductions. To the extent permitted by applicable Tax Law, Tax deductions arising from exercises of compensatory options and stock appreciation rights, settlement of restricted stock unit awards or exercises, vesting or settlement of any other compensatory equity or equity-based award, in each case, with respect to stock of any member of the StudioCo Group or the Parent Group, and in each case following the Separation (such options, stock appreciation rights, restricted share awards, restricted stock unit awards and other compensatory equity or equity-based awards, collectively, “Compensatory Equity Interests”), shall be claimed (i) in the case of an Parent Employee or Former Parent Employee, solely by the Parent Group, (ii) in the case of a StudioCo Employee or Former StudioCo Employee, solely by the StudioCo Group, and (iii) in the case of a non-employee director (solely with respect to Compensatory Equity Interests received in his or her capacity as a director), by the Group in which the entity for which the director serves as a director following the Separation is a member (provided that, in the case of any director who serves on the board of directors of both a member of the Parent Group and a member of the StudioCo Group, each Group shall be entitled only to the deductions arising in respect of such Compensatory Equity Interests denominated in the stock of a member of its Group).

(b) Deductions Claimed by Other Company. To the extent that, notwithstanding the allocation set forth in Section 6.02(a), any LG Parent Comp Deduction may not be claimed under applicable Tax Law by a member of the Parent Group but may be claimed under applicable Tax Law by a member of the StudioCo Group, Pubco shall (or shall cause the relevant member of the StudioCo Group to) claim such deduction and shall make a payment to LG Parent in an amount equal to any Tax Benefit Actually Realized by any member of the StudioCo Group as a result of such LG Parent Comp Deduction within thirty (30) Business Days following the date on which such Tax Benefit is Actually Realized. To the extent that any Studio Comp Deduction may not be claimed under applicable Tax Law by a member of the StudioCo Group but may be claimed under applicable Tax Law by a member of the Parent Group, LG Parent shall (or shall cause the relevant member of the Parent Group to) claim such deduction and shall make a payment to Pubco in an amount equal to any Tax Benefit Actually Realized by any member of the Parent Group as a result of such Studio Comp Deduction within thirty (30) Business Days following the date on which such Tax Benefit is Actually Realized. To the extent that any Tax Benefit (or portion thereof) in respect of which any amounts were paid over pursuant to the foregoing provisions of this Section 6.02(b) is subsequently disallowed by the applicable Tax Authority, the Company that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Company.

(c) Withholding and Reporting. Each Company entitled to claim the Tax deductions described in Section 6.02(a) with respect to Compensatory Equity Interests shall be responsible for all applicable Taxes (including, but not limited to, withholding and excise Taxes) and shall satisfy, or shall cause to be satisfied, all applicable Tax-reporting obligations with respect to such Compensatory Equity Interests; provided, however, that such Company shall be entitled to receive, within ten (10) days following the event giving rise to the relevant deduction, any amounts collected (or deemed collected) by the issuing corporation or any of its Affiliates or agents from or on behalf of a holder of the applicable Compensatory Equity Interests in respect of Taxes required to be paid by such holder in connection with the exercise, vesting or settlement thereof (including any payments made by such holder to the issuing corporation, any proceeds from the sale of underlying equity securities on behalf of such holder, or the fair market value of any equity securities withheld by the issuing corporation in respect of such holder’s Taxes by way of “net” settlement).

Article 7. Assistance and Cooperation.

Section 7.01 Assistance and Cooperation.

(a) Each of the Companies shall provide (and cause its Affiliates to provide) the other Company and its agents, including accounting firms and legal counsel, with such cooperation or information as such other Company reasonably requests in connection with (i) preparing and filing Tax Returns, (ii) determining any liability for Taxes and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making available, upon reasonable notice, all information and documents in their possession relating to the other Company and its Affiliates as provided in Article 8. Each of the Companies shall also make available to the other Company, as reasonably requested and available, personnel (including employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes.

(b) Any information or documents provided under Article 4, this Article 7 or Article 8 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns, in connection with any administrative or judicial proceedings relating to Taxes or as required by its financial statement auditors. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Pubco nor any of its Affiliates shall be required to provide LG Parent or its Affiliates or any other Person access to or copies of any information other than information that relates solely to LG Parent, the Starz Business, or any Affiliate of LG Parent, and (ii) in no event shall either of the Companies or any of its respective Affiliates be required to provide the other Company or any of its respective Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that either Company determines that the provision of any information to the other Company or its Affiliates could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Companies shall use reasonable best efforts to permit compliance with their obligations under this Article 7 or Article 8 in a manner that avoids any such harm or consequence.

Section 7.02 Tax Return Information. Pubco and LG Parent acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by LG Parent or Pubco pursuant to Section 7.01 or this Section 7.02. Pubco and LG Parent acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by LG Parent or Pubco could cause irreparable harm. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Preparer requires to prepare such Tax Returns shall be provided in such form as the Preparer reasonably requests and in sufficient time for the Preparer to file such Tax Returns on a timely basis; provided that this Section 7.02 shall not apply to information governed by Section 4.07.

Section 7.03 Reliance by LG Parent. If any member of the StudioCo Group supplies information to a member of the Parent Group in connection with a Tax liability and an officer of a member of the Parent Group is required by applicable Law to and does sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of Pubco (or any officer of Pubco as designated by the chief financial officer of Pubco) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Pubco agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the StudioCo Group having supplied, pursuant to this Article 7, a member of the Parent Group with inaccurate or incomplete information in connection with a Tax liability; provided that this Section 7.03 shall not apply to information governed by Section 4.07.

Section 7.04 Reliance by Pubco. If any member of the Parent Group supplies information to a member of the StudioCo Group in connection with a Tax liability and an officer of a member of the StudioCo Group is required by applicable Law to and does sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the StudioCo Group identifying the information being so relied upon, the chief financial officer of LG Parent (or any officer of LG Parent as designated by the chief financial officer of LG Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. LG Parent agrees to indemnify and hold harmless each member of the StudioCo Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Article 7, a member of the StudioCo Group with inaccurate or incomplete information in connection with a Tax liability; provided that this Section 7.04 shall not apply to information governed by Section 4.07.

Article 8. Tax Records.

Section 8.01 Retention of Tax Records. Each Company shall preserve and keep all Tax Records in its possession relating to the assets and activities of its Group for Pre-Separation Periods or Taxes or Tax matters that are the subject of this Agreement, in each case, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (a) after the expiration of any applicable period of limitations (taking into account applicable extensions and waivers and, if applicable, the carryforward period for any Tax Asset) and (b) seven (7) years after the Effective Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon ninety (90) days’ prior written notice to the other Company. If, prior to the Retention Date, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon ninety (90) days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book or other record accumulation being disposed. The notified

Company shall have the opportunity, at its cost and expense, to copy or remove, within such ninety (90)-day period, all or any part of such Tax Records.

Section 8.02 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying/scanning during normal business hours upon reasonable notice all Tax Records for Pre-Separation Periods or relating to Taxes or Tax matters that are the subject of this Agreement to the extent reasonably required by the other Company in connection with the preparation of financial accounting statements, audits, litigation or the enforcement or resolution of items under this Agreement.

Article 9. Tax Contests.

Section 9.01 Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest relating to Taxes, Refunds or Tax Benefits for which it may be entitled to indemnification by the other Company hereunder or for which it may be required to indemnify the other Company hereunder. Such notice shall include copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability and/or other relevant Tax matters in reasonable detail. The failure of one Company to notify the other of such communication in accordance with the immediately preceding sentences shall not relieve such other Company of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure to timely provide such notification actually prejudices the ability of such other Company to contest such Tax liability (or contest any determination in respect of any Refund or Tax Benefit) or increases the amount of such Tax liability (or reduces the amount of such Refund or Tax Benefit).

Section 9.02 Control of Tax Contests.

(a) LG Parent-Controlled Tax Contests. In the case of any Tax Contest with respect to any LG Parent Single Business Tax Return, LG Parent shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest; provided, however, that if such Tax Contest relates to a Joint Return or a Studio Separate Return or if, as a result of such Tax Contest, Pubco could reasonably be expected to become liable to make any indemnification payment to LG Parent hereunder or Pubco (or any member of the StudioCo Group) could reasonably be expected to incur a liability for any Taxes, then (i) LG Parent shall keep Pubco reasonably informed in a timely manner of all significant developments in respect of such Tax Contest and all significant actions taken or proposed to be taken by LG Parent with respect to such Tax Contest, (ii) LG Parent shall timely provide Pubco with copies of any written materials prepared, furnished or received in connection with such Tax Contest, (iii) LG Parent shall consult with Pubco reasonably in advance of taking any significant action in connection with such Tax Contest, (iv) LG Parent shall consult with Pubco and offer Pubco a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (v) LG Parent shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest (but, for the avoidance of doubt, in the case of an audit, shall not be required to pursue an administrative appeal or litigate any issue or otherwise continue a Tax Contest beyond such audit), (vi) Pubco shall be entitled to participate in such Tax Contest at its expense, and (vii) LG Parent shall not settle, compromise or abandon any such Tax Contest in which Pubco has participated pursuant to clause (vi) of this Section 9.02(a) without obtaining the prior written consent of Pubco, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Pubco-Controlled Tax Contests. In the case of any Tax Contest with respect to any Mixed Business Tax Return or any Studio Single Business Tax Return, Pubco shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest; provided, however, that if such Tax Contest relates to an LG Parent Separate Return or if, as a result of such Tax Contest, LG Parent could reasonably be expected to become liable to make any indemnification payment to Pubco hereunder or LG Parent (or any member of the Parent Group) could reasonably be expected to incur a liability for any Taxes, then, (i) Pubco shall keep LG Parent reasonably informed in a timely manner of all significant developments in respect of such Tax Contest and all significant actions taken or proposed to be taken by Pubco with respect to such Tax Contest, (ii) Pubco shall timely provide LG Parent with copies of any written materials prepared, furnished or received in connection with such Tax Contest, (iii) Pubco shall consult with LG Parent reasonably in advance of taking any significant action in connection with such Tax Contest, (iv) Pubco shall consult with LG Parent and offer LG Parent a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (v) Pubco shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest (but, for the avoidance of doubt, in the case of an audit, shall not be required to pursue an administrative appeal or litigate any issue or otherwise continue a Tax Contest beyond such audit), (vi) LG Parent shall be entitled to participate in such Tax Contest at its expense, and (vii) Pubco shall not settle, compromise or abandon any such Tax Contest in which LG Parent has participated pursuant to clause (vi) of this Section 9.02(b) without obtaining the prior written consent of LG Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Power of Attorney. Each member of the Parent Group shall execute and deliver to Pubco (or such member of the StudioCo Group as Pubco shall designate) any power of attorney or other similar document reasonably requested by Pubco (or such designee) in connection with any Tax Contest controlled by Pubco described in this Article 9. Each member of the StudioCo Group shall execute and deliver to LG Parent (or such member of the Parent Group as LG Parent shall designate) any power of attorney or other similar document reasonably requested by LG Parent (or such designee) in connection with any Tax Contest controlled by LG Parent described in this Article 9.

Article 10. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the Effective Time. As of the Effective Time, (a) all prior intercompany Tax allocation agreements or arrangements solely between or among any member(s) of the Parent Group, on the one hand, and any member(s) of the StudioCo Group, on the other hand, shall be terminated, and (b) amounts due under such agreements as of the date on which the Effective Time occurs shall be settled as determined by Pubco in its good-faith discretion. Upon such termination and settlement, no further payments by or to the Parent Group, or by or to the StudioCo Group, with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their

Affiliates shall cease at such time. Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this Agreement; provided that, to the extent appropriate, as determined by Pubco, payments made pursuant to such agreements or arrangements shall be credited to Pubco or LG Parent, respectively, in computing their respective obligations pursuant to this Agreement, in the event that such payments relate to a Tax liability that is the subject matter of this Agreement for a Tax Period that is the subject matter of this Agreement.

Article 11. Treatment of Payments; Tax Gross-Up.

Section 11.01 Treatment of Indemnity Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law and except as otherwise agreed between the Companies (including as provided by and consistent with the Intended Tax Treatment) or as otherwise required by applicable Law, for Tax purposes, the Companies agree to treat, and to cause their respective Affiliates to treat, (a) any payment required by this Agreement or by the Separation Agreement as, as applicable, (i) a contribution by LG Parent or the Parent Group directly or indirectly to StudioCo or the Studio Group or a distribution by StudioCo or the Studio Group directly or indirectly to LG Parent or the Parent Group, as the case may be, occurring immediately prior to the Separation (but only to the extent that the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)), (ii) an adjustment to the purchase price, or (iii) as payments of an assumed or retained liability, in each case as determined by Pubco in its good-faith discretion; and (b) any payment of interest or State Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Company entitled under this Agreement to retain such payment or required under this Agreement to make such payment. The Companies shall cooperate in good faith (including, where relevant, by using commercially reasonable efforts to establish local payment arrangements between each Company’s Subsidiaries) to minimize or eliminate, to the extent permissible under applicable Law, any Tax that would otherwise be imposed with respect to any payment required by this Agreement or by the Separation Agreement (or maximize the ability to obtain a credit for, or refund of, any such Tax).

Section 11.02 Tax Gross-Up. If, notwithstanding the manner in which payments described in Section 11.01(a) were reported, there is a Tax liability or an adjustment to the Tax liability of a Company or a member of its Group as a result of its receipt of a payment pursuant to this Agreement or the Separation Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Taxes), shall equal the amount of the payment which the Company or such other member of its Group receiving such payment would otherwise be entitled to receive.

Section 11.03 Interest. Anything herein to the contrary notwithstanding, to the extent that the Indemnitor makes a payment of interest to the Indemnitee under Article 14 with respect to the period from the date that the Indemnitor was required to make a payment to the Indemnitee to the date that the Indemnitor actually made such payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by applicable Law) and as interest income by the Indemnitee (includible in income to the extent provided by applicable Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Article 12. Dispute Resolution. The Companies desire that collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in good-faith all disputes, claims, controversies or disagreements regarding their respective rights and obligations under this Agreement, including any amendments hereto, including regarding the validity, interpretation, breach or termination of this Agreement, including any amendments hereto (each, a “Dispute”). In furtherance thereof, in the event of any Dispute between LG Parent and Pubco (or their respective Group members), the Tax departments of the Companies shall negotiate in good faith to resolve such Dispute. If such good faith negotiations do not resolve such Dispute and such Dispute is a Technical Tax Dispute, then the matter will be referred to a tax counsel or accountant of recognized national standing in the applicable jurisdiction(s) relating to the Technical Tax Dispute (“Tax Advisor”) reasonably acceptable to each of LG Parent and Pubco. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, counsel, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such Technical Tax Dispute. The Tax Advisor shall resolve the Technical Tax Dispute according to such procedures as the Tax Advisor deems advisable and shall furnish written notice to LG Parent and Pubco of its resolution of any such Technical Tax Dispute as soon as practicable, but in any event no later than forty-five (45) days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor shall be consistent with the terms of this Agreement, and if so consistent, shall be conclusive and binding on the Companies. Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Technical Tax Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. In accordance with Article 13 (and except as provided in the immediately following sentence), each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor. All fees and expenses of the Tax Advisor in connection with such referral shall be shared equally by the Companies. Any Dispute that is not a Technical Tax Dispute shall be resolved pursuant to Section 15.02. Notwithstanding anything to the contrary in the Separation Agreement, this Agreement or any other Ancillary Agreement, each of LG Parent and Pubco is the only member of its respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of LG Parent and Pubco will cause its respective Group members not to commence any dispute resolution procedure other than through such Company as provided in this Article 12.

Article 13. Expenses. Except as otherwise provided in this Agreement, each Company and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests and other matters related to Taxes under the provisions of this Agreement.

Article 14. Late Payments. Any amount owed by one Company to another Company under this Agreement that is not paid when due shall bear interest at a rate per annum equal to the Prime Rate plus two percent (2%) from the due date of the payment to the date paid. To the extent interest required to be paid under this Article 14 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Article 14 or the interest rate provided under such other provision.

Article 15. General Provisions.

Section 15.01 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Companies and delivered to the other Company.

(b) This Agreement, the Separation Agreement, the other Ancillary Agreements and the exhibits, schedules and appendices hereto and thereto contain the entire agreement between the Companies with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Companies other than those set forth or referred to herein or therein. This Agreement, the Separation Agreement and the other Ancillary Agreements together govern the arrangements in connection with the Separation and would not have been entered into independently.

(c) LG Parent represents on behalf of itself and each other member of the Parent Group, and Pubco represents on behalf of itself and each other member of the StudioCo Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Company acknowledges that it and each other Company is executing this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Company expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Company to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Company at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 15.02 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 15.03 Assignability. This Agreement shall be binding upon and enure to the benefit of the Companies and their respective successors and permitted assigns; provided, however, that neither Company may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Company (whether pursuant to a merger, by operation of Law or otherwise). Notwithstanding the foregoing, no such consent shall be required for the assignment of a Company’s rights and obligations under this Agreement, the Separation Agreement and the other Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a Company’s rights and obligations under this Agreement, the Separation Agreement and all Ancillary Agreements all at the same time) in connection with a Change of Control (as defined in the Separation Agreement) of a Company so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Company by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Company.

Section 15.04 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Indemnitee in its capacity as such, (a) the provisions of this Agreement are solely for the benefit of the Companies and are not intended to confer upon any Person except the Companies any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 15.05 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and, except as otherwise provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested or by electronic mail so long as confirmation of receipt thereof is requested and received, to the respective Company at the following addresses (or at such other address for a Company as shall be specified in a notice given in accordance with this Section 15.05):

If to LG Parent to:

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, CA 90404

Attention: [•]

E-mail: [•]

In each case, with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David E. Shapiro

Phone:   (212) 403-1000

Email:   DEShapiro@wlrk.com

If to Pubco, to:

LG Orion Holdings ULC

2700 Colorado Avenue

Santa Monica, CA 90404

Attention: [•]

E-mail: [•]

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David E. Shapiro

Phone:   (212) 403-1000

Email:   DEShapiro@wlrk.com

A Company may, by notice to the other Company, change the address to which such notices are to be given.

Section 15.06 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Companies shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Companies.

Section 15.07 No Set-Off. Except as expressly set forth in this Agreement or as otherwise mutually agreed to in writing by the Companies, neither Company nor any member of such Company’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or (b) any other amounts claimed to be owed to the other Company or any member of its Group arising out of this Agreement.

Section 15.08 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 15.09 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement, and liability for the breach of any obligations contained herein, shall survive the Separation and shall remain in full force and effect.

Section 15.10 Waivers of Default. Waiver by a Company of any default by the other Company of any provision of this Agreement shall not be deemed a waiver by the waiving Company of any subsequent or other default, nor shall it prejudice the rights of the other Company. No failure or delay by a Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 15.11 Specific Performance. Subject to the provisions of Article 12, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Company or Companies that are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Companies agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Companies.

Section 15.12 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Company, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Company against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 15.13 Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement; (c) Article and Section references are to the Articles and Sections to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement) shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” need not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (i) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement” and words of similar import shall all be references to [•]; and (j) the word “extent” and the phrase “to the extent” shall mean the degree (if any) to which a subject or other thing extends, and such word or phrase shall not merely mean “if.”

Section 15.14 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither Pubco or any member of the StudioCo Group, on the one hand, nor LG Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such liability actually paid or payable in respect of a Third-Party Claim).

Section 15.15 Performance. LG Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Parent Group. Pubco will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the StudioCo Group. Each Company (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Company’s obligations under this Agreement or the transactions contemplated hereby.

Section 15.16 Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Companies and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Companies have duly executed this Agreement as of the date first written above.

LIONS GATE ENTERTAINMENT CORP.

By:
Name:
Title:

SEAC II CORP.

By:
Name:
Title:

[Signature page to the Tax Matters Agreement]